Exhibit 10.48
EMPLOYEE SERVICES AGREEMENT
Employee Services Agreement, dated as of March 25, 2014 (the “Agreement”), among Momentive Performance Materials Holdings LLC, a Delaware limited liability company (“Parent”), Momentive Performance MATERIALS HOLDINGS EMPLOYEE CORPORATION, a Delaware corporation (“Employer”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“MPM”), and MOMENTIVE SPECIALTY CHEMICALS INC., a New Jersey corporation (“MSC;” each of MPM and MSC, a “Recipient”). Capitalized terms used herein have the meanings set forth in Article I.
RECITALS
WHEREAS, Employer is or will be the employer of Jack Boss (“Executive”) as set forth in the Offer Letter;
WHEREAS, each Recipient desires that Employer make available to such Recipient the services of Executive, in consideration for the reimbursement by such Recipient of an allocable share of Employer’s total costs of employment of Executive, as further set forth herein; and
WHEREAS, as the indirect owner of each of MPM and MSC, Parent will benefit from the provision of services by Executive to either or both Recipients, and, as such, is willing to make available the services of Executive to the Recipients, from time to time and as and to the extent requested by the Recipients, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.01 Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:
“Affiliate” means, with respect to any specified Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.
“Agreement” has the meaning set forth in the preamble.
“Business Days” means all weekdays except those that are official holidays of employees of the United States government.
“Change of Control Transaction” has the meaning set forth in Section 9.03(b).
“Confidential Information” has the meaning set forth in Section 13.02(a).
“Covered Costs” means Employer’s all-in (i.e., fully-fringed) cost of employing Executive pursuant to the Offer Letter, including base salary, annual or other incentive compensation, sign-on bonus, severance, relocation expenses, participation in retirement, health, welfare and similar benefit programs, reasonable out-of-pocket expenses incurred in connection with the provision of Services and overhead costs associated with such employment, including office space and payroll costs (if any), but excluding the cost of equity or equity based compensation unless the parties mutually agree otherwise, in each case as determined in the good faith, reasonable commercial judgment of Employer.
“Employer” has the meaning set forth in the preamble.
“Executive” has the meaning set forth in the preamble.
“Event of Default” has the meaning set forth in Section 9.01.
“including” shall mean including without limitation.
“Invoice” has the meaning set forth in Section 4.03.
“MPM” has the meaning set forth in the preamble.
“MSC” has the meaning set forth in the preamble.

“Offer Letter” means the offer letter, dated as of March 14, 2014 between Parent and Executive.
“Parent” has the meaning set forth in the preamble.
“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.
“Recipient” has the meaning set forth in the preamble.
“Representatives” has the meaning set forth in Section 13.02(a).
“Services” has the meaning set forth in Section 3.01.
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Term” has the meaning set forth in Section 2.01.
ARTICLE II
TERM
2.01 Term. The term of this Agreement shall commence upon the date hereof and shall continue for two (2) years from the date hereof, unless otherwise terminated in accordance with Article X (the “Term”).
ARTICLE III
SERVICES
3.01 Services. During the Term, as and to the extent requested by a Recipient, Employer may, and Parent may cause Employer to, make Executive available to either or both Recipients and/or its or their respective Subsidiaries to provide senior executive leadership, business advisory and similar services (the “Services”), which Services may be performed at a Recipient’s place of business.
3.02 Services Provided Under Separate Agreements. For the avoidance of doubt, any and all services provided, and amounts owing and payable in respect thereof, under separate commercial agreements (including the Amended and Restated Shared Services Agreement dated as of March 17, 2011, as may be further amended) between or among the parties hereto shall remain subject to those separate agreements, and not this Agreement.
ARTICLE IV
COST AND PAYMENT
4.01 Services Cost. For Services provided by Employer to a Recipient, such Recipient shall pay Employer (or as otherwise directed by Parent) an amount equal to the portion of the Covered Cost allocable to such Recipient based on the aggregate percentage of time spent by Executive on the provision of Services to such Recipient, as reasonably determined by Employer. For the avoidance of doubt, (i) such portion may range from zero to 100% of the Covered Cost, depending on a Recipient’s usage of the Services and (ii) amounts owing and payable by the Recipients are several, and not joint, obligations of the respective Recipient.
4.02 Participation in Benefits Plans. As part of its responsibility for payment of allocable Covered Costs (if any), a Recipient may elect to allow Executive to participate directly, and/or may allow Employer to participate as a participating employer, in such Recipient’s health, welfare, retirement and other, similar benefit plans. In such event, Employer and Parent shall reasonably cooperate with such Recipient to effect the enrollment of Executive in such plan(s), including by providing such information about Executive as is necessary therefor.
4.03 Invoicing. Employer shall determine the period of time that shall be covered by periodic invoicing to, and subject to reimbursement by, the Recipients (which may be bi-weekly, monthly or otherwise as determined by Employer). Promptly following the completion of each such period, Employer shall (i) determine the applicable Covered Cost for such period and the relative portions thereof allocable to each Recipient and (ii) furnish each Recipient with a written invoice describing in reasonable detail the amount of Covered Costs being allocated to such Recipient for such period and the basis upon which the allocation of Executive’s time to such Recipient was made (each, an “Invoice”). For the avoidance of doubt, it shall not be necessary to prepare or deliver an Invoice to a Recipient for any period during which the allocable portion of the Covered Costs to such Recipient was zero. If a Recipient has previously pre-funded Covered Costs as described in Section 4.05 below, Employer shall reflect on such Invoice the application of such pre-funded amount to the Covered Costs being allocated to such Recipient during such invoiced period, and the amount (x) of the remaining balance of such pre-funded amount or (y) owing and payable by such Recipient due to the depletion of all pre-funded amounts, as applicable.

4.04 Determination and Payment.
(a)Unless a Recipient objects in writing to any Invoice, or portion thereof, within five (5) Business Days of its receipt of such Invoice, such Invoice shall be final and binding. In the event that a Party provides timely notice that it disputes all or any portion of any Invoice, the dispute resolution procedures set forth in Article XII shall govern the resolution of such dispute.
(b)Once an invoice has become final and binding, the Recipient thereof shall pay, or shall cause to be paid, the amount set forth therein to Employer (or as otherwise directed in such Invoice) not later than five (5) Business Days thereafter in immediately available funds.
4.05 Pre-Funding. A Recipient may, but shall not be required, to pre-fund to Employer amounts expected to be incurred by such Recipient as Covered Costs for any period or periods. In such event, Employer shall receive and accept such amounts, and shall apply the same as and to the extent Covered Costs become allocable hereunder to such Recipient. Employer shall be permitted to co-mingle any amounts pre-funded by Recipients with funds of Employer, but shall maintain books and records adequate to account for the receipt, maintenance and application of pre-funded amounts. Upon the request of a Recipient, Employer shall provide such Recipient with Employer’s estimate of the Covered Costs that will become allocable to such Recipient during a period specified by such Recipient as one for which Recipient desires to pre-fund. Promptly following any termination of this Agreement pursuant to Article X, Employer shall refund to each Recipient the amount, if any, previously pre-funded by such Recipient that exceeds the total costs allocable to such Recipient that remain owing and payable by such Recipient as of the termination of this Agreement.
4.06 Responsibility for Payment. Notwithstanding and without prejudice to the rights and obligations herein, Parent shall remain ultimately responsible for any and all payments to Executive pursuant to the Offer Letter. In the event a Recipient is unable or otherwise fails to provide the required reimbursement of Covered Costs to Employer set forth herein, and Employer is otherwise unable to make such payments, Parent shall pay, or shall cause to be paid, to Executive such amounts as are owing and payable to Executive from time to time pursuant to the Offer Letter. Executive is an express, intended third-party beneficiary of this Section 4.06.
ARTICLE V
SERVICE MANAGEMENT
5.01 Service Quality. Employer shall instruct and use commercially reasonable efforts to cause Executive to comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body in connection with the provision of Services.
5.02 Limitations. Except as expressly set forth herein, the parties hereto acknowledge and agree that the Services are provided as-is, that each Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services, and neither Employer nor Parent make any representation or warranty with respect thereto. Except as expressly set forth herein, Employer and Parent hereby expressly disclaim all representations and warranties regarding the Services, whether express or implied, including any representation or warranty in regard to quality, performance, non-infringement, compliance with laws or regulations (domestic and foreign), commercial utility, merchantability or fitness of the Services for a particular purpose.
5.03 Executive Deemed to be Consultant. In performing the Services, Executive shall be considered to be providing such Services to a Recipient as its consultant, and not as an employee of such Recipient or any of its subsidiaries.
5.04 Independent Contractor. In its provision of the Services, Employer shall be an independent contractor, and neither Employer, Parent nor any Recipient shall be deemed to be an agent, partner or co-venturer of the other(s) due to the terms and provisions of this Agreement. For the avoidance of doubt, none of Employer, Executive or any of its or their partners, officers or agents shall have any right, power or authority to bind any Recipient in any manner whatsoever, except at the express instruction of such Recipient.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
6.03 Representations and Warranties of Employer. Employer represents and warrants that:
(a)it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;
(b)the execution, delivery and performance by Employer of this Agreement have been duly authorized by all necessary action on the part of Employer and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Employer, enforceable in accordance with its terms; and
(c)the execution and delivery by Employer of this Agreement does not, and the provision of Services by Employer contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) Employer’s certificate of incorporation or bylaws or (ii) any material contract, agreement or instrument by which Employer is bound.

6.04 Representations and Warranties of Parent. Parent represents and warrants that:
(a)it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder;
(b)the execution, delivery and performance by Parent of this Agreement have been duly authorized by all necessary limited liability company action on the part of Parent and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Parent, enforceable in accordance with its terms; and
(c)the execution and delivery by Parent of this Agreement does not, and the backstop obligation of Parent to ensure payment to Executive contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) Parent’s certificate of formation or limited liability company agreement or (ii) any material contract, agreement or instrument by which Parent is bound.
6.05 Representations and Warranties of Recipients. Each Recipient, severally and not jointly and severally, represents and warrants that:
(a)it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;
(b)the execution, delivery and performance by such Recipient of this Agreement have been duly authorized by all necessary action on the part of such Recipient and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of such Recipient, enforceable in accordance with its terms; and
(c)the execution and delivery by such Recipient of this Agreement does not, and the receipt of Services by such Recipient contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) such Recipient’s certificate of incorporation or bylaws or (ii) any material contract, agreement or instrument by which such Recipient is bound.
ARTICLE VII
INDEMNITY
7.01 Indemnity by Recipients. Any Recipient of a Service shall, severally and not jointly and severally, indemnify, defend and hold harmless Parent, its Affiliates, Subsidiaries (including Employer) and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the provision of such Service to such Recipient and/or its Subsidiaries, except to the extent caused by the gross negligence or willful misconduct of Executive or Employer.
7.02 Procedure. An indemnified party shall promptly provide the applicable Recipient(s) with written notice of any claim, action or demand for which indemnity is claimed. A Recipient shall be entitled to control the defense of any such claim, action or demand; provided, that such indemnified party may participate in any such claim, action or demand with counsel of its choice at its own expense; and provided, further, that no Recipient shall settle any claim, action or demand without the prior written consent of Parent. If a Recipient so requests, Parent and Employer shall reasonably cooperate in the defense of such claim, action or demand at such Recipient's expense.
7.03 Limitation on Indemnity. Notwithstanding anything contained herein to the contrary, in no event shall any Recipient, its Affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.
ARTICLE VIII
COVENANTS AND OTHER AGREEMENTS
8.01 Certain Intellectual Property Matters. To the extent that a party provides, or provides access to, any intellectual property not owned by such party or its Affiliates to another party and/or its Affiliates in connection with the provision or receipt of Services, such party shall grant the other party and/or its Affiliates, during the term of the Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up sublicense to such intellectual property, solely to the extent necessary to provide or receive the Services in accordance with this Agreement; provided that any other party’s and its Affiliates’ access to, use of and rights for such third-party intellectual property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such intellectual property, which terms and conditions were disclosed or otherwise made available to such party by the other party. Upon the termination of this Agreement, the license or sublicense, as applicable, to the relevant intellectual property provided in connection with the provision of Services will automatically terminate.

ARTICLE IV
DEFAULT
9.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (an “Event of Default”) as to Employer or a Recipient, as the case may be, failing in the performance or effecting the breaching act.
9.02 Employer Default. An “Event of Default” shall exist with respect to Employer if Employer shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Employer or Executive and such failure shall continue for a period of thirty (30) days after written notice thereof from a Recipient to Employer specifying in reasonable detail the nature of such failure, or, if such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Employer fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from a Recipient with respect to such failure.
9.03 Recipient Default.
(a)An “Event of Default” shall exist with respect to a Recipient alone (and not, for the avoidance of doubt, with respect to the other Recipient unless such other Recipient is independently in default hereunder) if such Recipient shall (i), unless subject to a good faith dispute, fail to make any monetary payment required under this Agreement on or before the due date recited herein and such failure continues for thirty (30) days after written notice from Parent specifying such failure, (ii) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to such Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Employer or Parent to such Recipient specifying in reasonable detail the nature of such failure, or, if such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if such Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter or (iii) consummate a Change of Control Transaction.
(b)A “Change of Control Transaction” shall mean with respect to any Recipient any transaction or series of transactions (as a result of a reorganization, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any person or group, except any investment fund or funds Affiliated with Apollo Global Management, LLC or any of its respective Affiliates (collectively, “Apollo”), acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding equity of such Recipient or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of such Recipient and its Subsidiaries to any person or group (including any liquidation, dissolution or winding up of the affairs of such Recipient, or any other distribution made, in connection therewith), except Apollo or any of its respective Affiliates.
9.04 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.
ARTICLE X
TERMINATION
10.01 Terminating Events. This Agreement may be terminated (i) by either Employer or Parent, on the one hand, or either Recipient (solely with respect to such Recipient), on the other hand, for convenience on thirty (30) days prior written notice to the other parties, (ii) by Parent or Employer, upon the consummation of a Change of Control Transaction or (iii) at the written election of the non-defaulting party upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.
10.02 Effect of Termination. Notwithstanding anything herein to the contrary, Article IV, this Section 10.02 and Article XIII shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within fifteen (15) Business Days after the termination of this Agreement, each Recipient shall pay Employer all accrued and unpaid amounts due under this Agreement.

ARTICLE XI
NOTICES
11.01 Notices. All notices hereunder shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent:
(a)by United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;
(b)by electronic mail or facsimile transmission, in either case where electronic or written acknowledgment of receipt of such transmission is received and a copy of the electronic mail or transmission is mailed with postage prepaid; or
(c)a nationally recognized overnight delivery service;
provided for receipted delivery, addressed as follows:
Parent or Employer:
Momentive Performance Materials Holdings LLC
180 East Broad Street
Columbus, OH 43215
Attn: General Counsel
MPM:
Momentive Performance Materials Inc.
260 Hudson River Road
Waterford, NY 12188-2631
Attn: General Counsel
MSC:
Momentive Specialty Chemicals Inc.
180 East Broad Street
Columbus, OH 43215
Attn: General Counsel
Any party may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) Business Day after mailing or facsimile transmission.
ARTICLE XII
DISPUTE RESOLUTION
12.01 Resolution Procedure. Each party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the parties or as provided for in this Article XII.
12.02 Exchange of Written Statements. In the event of a dispute under this Agreement, any party may give a notice to the other(s) requesting that such parties in good faith attempt to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after such notice, each applicable party shall submit to the other a written statement setting forth such party's description of the dispute and of the respective positions of the parties on such dispute and such party’s recommended resolution. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant thereto may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.
12.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days after the simultaneous exchange of such written statements, then the Parties shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.
12.04 Submission to Arbitration. Any dispute which cannot be otherwise resolved by the procedures set forth in this Article XII shall be submitted to arbitration before an arbitrator that is mutually agreeable to the involved parties, or, if the parties cannot so agree, by an arbitrator selected by one arbitrator selected by Parent or Employer, on the one hand, and one arbitrator selected by each involved Recipient, on the other hand.
ARTICLE XIII
MISCELLANEOUS
13.01 Assignment. This Agreement shall not be assigned or transferred by any party without the prior written consent of the other parties.
13.02 Confidentiality.

(a)A Recipient’s materials and/or information that may be provided to Executive and/or Employer or Parent in connection with this Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of such Recipient, respectively. Each of Employer and Parent agrees not to, and to direct and use its reasonable best efforts to cause Executive not to, (i) disclose Confidential Information to any third party other than its Affiliates and such Affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”)) who need to know such information in connection with this Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under this Agreement, in either case without the express written consent of the disclosing Recipient. Each party shall be responsible for any breaches of the confidentiality provisions of this Agreement by its Representatives. Promptly upon the written request of a disclosing Recipient (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such Recipient shall be returned or destroyed by Employer or Parent.
(b)“Confidential Information” shall not include, and no party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another Person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be disclosed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.
13.03 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to its choice of law provisions.
13.04 Severability. Should any portion of this Agreement be declared invalid or unenforceable, such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.
13.05 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein.
13.06 Counterparts. This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed to constitute but one and the same instrument.
13.07 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in any way modify, restrict or amend any of the terms or provisions hereof.
13.08 Waiver. The waiver by any Party of any default or breach of any of the provisions, covenants or conditions herein on the part of any of the other Parties to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.
13.09 Consent to Jurisdiction. Each Party irrevocably submits to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any action arising out of or relating to this Agreement, and shall irrevocably agree that all claims in respect of such action may be heard and determined in such court. Each Party shall irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The Parties shall further agree, (A) to the extent permitted by law, that final and unappealable judgment against either of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any action or proceeding shall be effective if notice is given in accordance with the terms of this Agreement.
13.10 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.
13.11 Third Party Beneficiaries. Except as expressly set forth in Section 4.06, none of the obligations hereunder of any party shall run to or be enforceable by any Person other than the parties hereto and their respective successors and assigns in accordance with the provisions of this Agreement.
13.12 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by all of the parties, and no oral understandings shall be binding as between or among the parties.
13.13 No Right of Set-Off. No party shall have any right to set-off or offset any obligation or payment due to any other party pursuant to the terms of this Agreement against any obligation or payment due or owing to such party pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed and delivered as of the day and year first above written.

Parent

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS LLC

/s/ William H. Carter
Name:	William H. Carter
Title:	Executive Vice President & CFO

Employer

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS EMPLOYEE CORPORATION

/s/ George F. Knight
Name:	George F. Knight
Title:	Sr. Vice President & Treasurer

Recipients

MOMENTIVE PERFORMANCE MATERIALS INC.

/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	Executive Vice President, General Counsel and Secretary

MOMENTIVE SPECIALTY CHEMICALS INC.

/s/ Ellen German Berndt
Name:	Ellen German Berndt
Title:	Vice President & Secretary